Exhibit 99.1

hhgregg Announces 3rd Quarter Operating Results

3rd Quarter Highlights

•	Net income per diluted share increases 15.6% over the prior year to $0.52

•	Gross profit margins increase 90 basis points over the prior year to 31.4%

•	Net sales increase 6.6% compared with last year to $416.1 million

•	Six new stores opened during the quarter

•	Fiscal 2009 earnings guidance increased from a range of $0.75 to $0.90 to a range of $0.85 to $0.95 of net income per diluted share

INDIANAPOLIS, February 5, 2009/Businesswire, hhgregg, Inc. (NYSE: HGG):

Operating Performance Summary

(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
(unaudited)	2008	2007	2008	2007
Net sales	$416,106	$390,406	$1,031,823	$932,472
Net sales % increase	6.6%	16.5%	10.7%	20.2%
Comparable store sales % (decrease)/increase (1)	(13.2)%	3.0%	(8.9)%	6.3%
Gross profit as a % of net sales	31.4%	30.5%	31.0%	30.8%
SG&A as a % of net sales	18.7%	18.1%	20.8%	20.2%
Net advertising expense as a % of net sales	4.3%	4.3%	4.8%	4.3%
Depreciation and amortization expense as a % of net sales	0.9%	0.8%	1.2%	1.0%
Income from operations as a % of net sales	7.4%	7.2%	4.2%	5.3%
Net interest expense as a % of net sales	0.5%	0.7%	0.6%	0.9%
Loss related to early extinguishment of debt as a % of net sales	—%	—%	—%	2.3%
Net income	$17,120	$15,102	$22,622	$11,083
Net income per diluted share	$0.52	$0.45	$0.69	$0.35
Net income per diluted share, as adjusted (2)	$0.52	$0.45	$0.69	$0.76
Number of stores open at the end of the period	108	85

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

(2)	Adjusted to exclude the loss on the early extinguishment of debt primarily from the debt refinancing completed in conjunction with the initial public offering in July 2007. See the attached reconciliation of non-GAAP measures.

hhgregg, Inc. (“hhgregg” or “the Company”) today reported net income of $17.1 million, or $0.52 per diluted share, for the three months ended December 31, 2008, compared to net income of $15.1 million, or $0.45 per diluted share, for the comparable prior year period. Net income for the nine months ended December 31, 2008 was $22.6 million, or $0.69 per diluted share, compared to net income of $11.1 million or $0.35 per diluted share, for the nine months ended December 31, 2007, which included a pretax loss on the early extinguishment of debt of $21.7 million, or $0.41 net loss per diluted share. The increase in third quarter earnings was primarily attributable to a 90 basis point improvement in gross profit margins which more than offset the effect of a 13.2% comparable store sales decrease coupled with start-up investments in distribution and management infrastructure to support the new store growth in Florida.

Dennis May, President and COO of the Company, commented, “Our solid third quarter results were primarily driven by better than expected gross margins due to improved buying opportunities in a couple of key merchandise categories. Although the environment remains extremely challenging, we continue to benefit from our compelling market position, unique operating model and unmatched commitment to customer service and execution. Importantly, we closely managed our inventories and working capital during the quarter, which should allow us to fund our fiscal 2009 store expansion plans entirely through free cash flow.”

Net sales for the three months ended December 31, 2008 increased 6.6% over net sales for the comparable prior year period to $416.1 million. Net sales for the nine months ended December 31, 2008 increased 10.7% to $1.03 billion compared to $932.5 million for the comparable prior year period. The increase in sales for the three and nine months ended December 31, 2008 was primarily attributable to the net addition of 23 stores during the past 12 months partially offset by a 13.2% and 8.9% decrease in comparable store sales, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and nine months ended December 31, 2008 and 2007 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended December 31,		Nine Months Ended December 31,		Three Months Ended December 31,		Nine Months Ended December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
Video	54%	51%	48%	45%	(6.9)%	2.2%	(2.1)%	5.4%
Appliances	28%	31%	37%	40%	(21.9)%	(0.7)%	(15.6)%	3.9%
Other (1)	18%	18%	15%	15%	(14.6)%	13.3%	(10.5)%	17.5%

Total	100%	100%	100%	100%	(13.2)%	3.0%	(8.9)%	6.3%

(1)	Primarily consists of audio, personal electronics, mattresses, notebook computers and furniture and accessories.

The Company’s 13.2% and the 8.9% comparable store sales decreases for the three months and nine months ended December 31, 2008, respectively, were driven by double-digit comparable store unit sales declines of major appliance products, particularly at entry-level and lower mid-price points. High efficiency front-load laundry and refrigeration experienced comparable store unit sales decreases during the third quarter, albeit significantly better than the appliance category average, while the higher average selling prices for these items contributed to slightly higher average selling prices for the appliances category in total. The comparable store sales decrease for the three-month period in the video category was primarily driven by the compression in average selling prices of flat panel televisions slightly outpacing double-digit comparable store sales unit increases. The comparable store sales decrease in the other product category was primarily due to decreased sales of mattresses and personal electronics.

Gross profit margin, expressed as gross profit as a percentage of net sales, increased 90 basis points for the three months ended December 31, 2008 and increased 20 basis points for the nine months ended December 31, 2008 compared with the respective prior year periods. The appliance gross profit margins exceeded the Company average as a percentage of sales during the third quarter and the year-to-date period, but the appliance category accounted for approximately three percentage points less of the consolidated net sales for each period relative to the comparable prior year periods, thereby negatively impacting the consolidated gross profit margin. Buying opportunities in the video category, attributable in large part to supply imbalances, had a distinct positive impact on the consolidated gross profit margin rate during the third quarter and a modest positive impact for the first nine months of the year compared with the respective prior year periods. Small shifts in sales mix within the other product category had a modest positive impact on the consolidated gross profit margins during the third quarter and first nine months of the year when compared with the respective prior year periods.

Net advertising expense, as a percentage of net sales, decreased three basis points during the third quarter and increased 45 basis points during the nine months ended December 31, 2008 when compared with the respective comparable prior year periods. These results were achieved despite the effect of our comparable store sales decline during both periods as well as the heavy advertising spend associated with the launch of new markets in Florida particularly during the first half of the fiscal year.

SG&A expense, as a percentage of net sales, increased 62 basis points for the three months ended December 31, 2008 and 59 basis points for the nine months ended December 31, 2008 compared to the respective prior year periods. The increases were primarily due to growth investments, totaling 30 basis points during the third quarter and 55 basis points for the first nine months, largely comprised of new store pre-opening expenses, as well as distribution and management infrastructure investments in Florida. These growth investments, and the effect of our comparable store sales decline, were partially offset by effective cost controls over general and administrative expense including a reduction in bonus expense.

Fiscal Year 2009 Guidance

Continued economic uncertainty resulting from the turmoil in the financial markets and growing unemployment has significantly impacted customer traffic patterns since the middle of September this year. Customer traffic patterns are much more volatile and less predictable than we have historically experienced. Consequently, despite efforts to closely manage its gross profit margins, SG&A expense and working capital position, the Company maintains a broad range of projected results for fiscal 2009. Based on a comparable store sales decline of between 7% and 11% for the fourth quarter of the fiscal year, net income per diluted share for fiscal 2009 would range between $0.85 and $0.95 as compared with previous net income per diluted share guidance of $0.75 to $0.90. This would result in a comparable store sales decline of 8% to 10% for fiscal 2009 as compared with an 8% to 12% comparable store sales decline under prior guidance. Net sales would grow between 9% and 12% for the fourth quarter of the fiscal year which would result in net sales growth of between 9% and 12% for the fiscal year as compared with 9% and 13% in previous guidance. The Company plans to open 20 new stores during fiscal 2009, of which 18 have been opened. Capital expenditures, net of sale and leaseback proceeds, are expected to range between $24 million and $26 million for fiscal 2009 as compared with prior guidance of $29 to $31 million. The Company expects to finance these capital expenditures with cash from operations and does not expect to be drawn on its revolving credit facility as of March 31, 2009.

Jerry Throgmartin, Chairman and CEO of the Company, commented, “While we do not anticipate any near term improvement in the macro environment, we will continue to focus on what we can best control, namely, reducing expenses, carefully managing inventory and cash flow, keeping our sales force highly motivated and providing our customers with an unmatched shopping experience. Longer term, we are confident that we are ideally suited to take advantage of the industry dynamics in terms of enhanced vendor relationships, improved real estate, and most importantly, increased market share gains. We move forward with a strong liquidity position, a powerful operating platform and a team that is energized and focused on maximizing the many opportunities that lie ahead.”

Teleconference and Webcast

hhgregg will be conducting a conference call to discuss operating results for the three and nine months ended December 31, 2008, on Thursday, February 5, 2009 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877)718-5098. Callers should reference the hhgregg third quarter earnings call.

About hhgregg

hhgregg is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg™ and Fine Lines™. hhgregg currently operates 108 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences and demand for the Company’s products; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations, the economy in general and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Form 10 – K filed June 3, 2008. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the time of this news release. Actual results may differ materially from anticipated results described in these forward looking statements. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Director of Investor Relations investorrelations@hhgregg.com (317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(In thousands, except share and per share data)
Net sales	$416,106	$390,416	$1,031,823	$932,472
Cost of goods sold	285,652	271,523	712,404	645,641

Gross profit	130,454	118,893	319,419	286,831
Selling, general and administrative expenses	77,998	70,761	214,256	188,167
Net advertising expense	17,904	16,909	49,505	40,505
Depreciation and amortization expense	3,953	3,287	12,049	9,169

Income from operations	30,599	27,936	43,609	48,990
Other expense (income):
Interest expense	1,924	2,582	5,725	8,734
Interest income	(2)	(6)	(9)	(45)
Loss related to early extinguishment of debt	—	—	—	21,695

Total other expense	1,922	2,576	5,716	30,384

Income before income taxes	28,677	25,360	37,893	18,606
Income tax expense	11,557	10,258	15,271	7,523

Net income	$17,120	$15,102	$22,622	$11,083

Net income per share
Basic	$0.53	$0.47	$0.70	$0.36
Diluted	$0.52	$0.45	$0.69	$0.35
Weighted average shares outstanding-basic	32,372,419	32,241,868	32,343,995	30,780,294
Weighted average shares outstanding-diluted	32,617,557	33,424,055	32,997,168	31,880,811

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(As a Percentage of Net Sales)

(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	68.6	69.5	69.0	69.2

Gross profit	31.4	30.5	31.0	30.8
Selling, general and administrative expenses	18.7	18.1	20.8	20.2
Net advertising expense	4.3	4.3	4.8	4.3
Depreciation and amortization expense	0.9	0.8	1.2	1.0

Income from operations	7.4	7.2	4.2	5.3

Other expense (income):
Interest expense	0.5	0.7	0.6	0.9
Interest income	—	—	—	—
Loss related to early extinguishment of debt	—	—	—	2.3

Total other expense	0.5	0.7	0.6	3.3

Income before income taxes	6.9	6.5	3.7	2.0
Income tax expense	2.8	2.6	1.5	0.8

Net income	4.1%	3.9%	2.2%	1.2%

Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2008	March 31, 2008	December 31, 2007
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$1,684	$1,869	$3,317
Accounts receivable—trade, less allowances of $912, $450 and $377, respectively	10,416	8,121	11,715
Accounts receivable—other, less allowances of $3, $35, and $74 respectively	14,314	14,263	17,786
Merchandise inventories, net	188,362	133,368	176,570
Prepaid expenses and other current assets	2,353	3,741	3,468
Deferred income taxes	4,629	2,129	2,626

Total current assets	221,758	163,491	215,482

Net property and equipment	85,924	77,794	66,223
Deferred financing costs, net	2,791	3,292	3,705
Deferred income taxes	81,289	85,012	86,169
Other	391	330	280

Total long-term assets	170,395	166,428	156,377

Total assets	$392,153	$329,919	$371,859

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$101,546	$80,533	$116,150
Line of credit	14,798	—	—
Current maturities of long term debt	681	—	1,000
Customer deposits	18,093	18,039	19,303
Accrued liabilities	42,002	36,799	47,996

Total current liabilities	177,120	135,371	184,449

Long-term liabilities:
Long-term debt, excluding current maturities	91,927	92,608	101,858
Other long-term liabilities	15,575	20,266	14,113

Total long-term liabilities	107,502	112,874	115,971

Total liabilities	284,622	248,245	300,420

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; no shares issued and outstanding as of December 31, 2008, March 31, 2008 and December 31, 2007	—	—	—
Common stock, no par value; 105,000,000 shares authorized; 32,401,275, 32,285,267 and 32,244,267 shares issued and outstanding as of December 31, 2008, March 31, 2008, and December 31, 2007, respectively	162,080	159,149	158,539
Accumulated other comprehensive loss	(1,027)	(1,292)	(594)
Accumulated deficit	(53,373)	(75,995)	(86,318)

	107,680	81,862	71,627
Note receivable for common stock	(149)	(188)	(188)

Total stockholders’ equity	107,531	81,674	71,439

Total liabilities and stockholders’ equity	$392,153	$329,919	$371,859

HHGREGG, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	December 31, 2008	December 31, 2007
	(In thousands)
Cash flows from operating activities:
Net income	$22,622	$11,083
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,049	9,169
Amortization of deferred financing costs	501	665
Accretion of original issue discount	—	188
Stock-based compensation	1,993	1,274
Excess tax benefits from stock based compensation	(161)	—
Loss on sales of property and equipment	46	25
Loss on early extinguishment of debt	—	21,695
Deferred income taxes	1,029	(934)
Changes in operating assets and liabilities:
Accounts receivable—trade	(2,295)	(1,074)
Accounts receivable—other	(51)	(6,580)
Merchandise inventories	(54,994)	(62,968)
Prepaid expenses and other assets	216	381
Deposits	1,111	3,516
Accounts payable	16,256	13,521
Customer deposits	54	2,345
Other accrued liabilities	3,669	11,671
Other long-term liabilities	(926)	(1,070)

Net cash provided by operating activities	1,119	2,907

Cash flows from investing activities:
Purchases of property and equipment	(27,841)	(25,361)
Proceeds from sale leaseback transactions	10,035	2,300
Deposit (applied) received on sale leaseback transactions	(2,858)	1,400
Proceeds from sales of property and equipment	58	64

Net cash used in investing activities	(20,606)	(21,597)

Cash flows from financing activities:
Proceeds for issuance of common stock	—	48,750
Transaction costs for stock issuance	—	(5,410)
Proceeds from exercise of stock options	716	12
Excess tax benefits from stock based compensation	161	—
Net increase in bank overdrafts	3,527	28,642
Net borrowings on line of credit	14,798	—
Payments on notes payable	—	(500)
Payment of financing costs	—	(2,930)
Proceeds from issuance of term loan	—	100,000
Payment related to early extinguishment of debt	—	(148,082)
Other, net	100	27

Net cash provided by financing activities	19,302	20,509

Net (decrease) increase in cash and cash equivalents	(185)	1,819
Cash and cash equivalents
Beginning of period	1,869	1,498

End of period	$1,684	$3,317

Supplemental disclosure of cash flow information:
Interest paid	$6,575	$7,728
Income taxes paid	$12,349	$6,881

HHGREGG, INC. AND SUBSIDIARIES

Non-GAAP Reconciliation of Net Income, As Adjusted and

Net Income per Diluted Share, As Adjusted

(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31,
(Amounts in thousands, except share data and per share data)	2008	2007	2008	2007
Net income	$17,120	$15,102	$22,622	$11,083
Transactional Adjustments:
Loss related to early extinguishment of debt	—	—	—	21,695
Tax impact of above loss (1)	—	—	—	(8,678)

Net income, as adjusted	$17,120	$15,102	$22,622	$24,100
Weighted Average Shares Outstanding – Diluted	32,617,557	33,424,055	32,997,168	31,880,811
Net income per diluted share	$0.52	$0.45	$0.69	$0.35
Net income per diluted share, as adjusted	$0.52	$0.45	$0.69	$0.76

(1)	Computed using a blended statutory rate of 40%.

HHGREGG, INC. AND SUBSIDIARIES

Store Count by Quarter for Fiscal Years 2007, 2008 and 2009

(Unaudited)

	FY2007				FY2008				FY2009
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Beginning Store Count	67	69	72	74	77	79	80	85	91	97	103
Store Openings	2	3	2	3	2	1	5	6	6	6	6
Store Closures	—	—	—		—	—	—		—	—	(1)

Ending Store Count	69	72	74	77	79	80	85	91	97	103	108

Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.